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                                                                    EXHIBIT 99.1

                     [LETTERHEAD OF HAWAIIAN AIRLINES(R)]

                                                                        NEWS

FOR IMMEDIATE RELEASE                                   Contact: Keoni Wagner
Monday, November 20, 1995                                        (808) 838-6778


              HAWAIIAN AIRLINES RECEIVES ANOTHER PAYMENT DEFERRAL


     HONOLULU -- Hawaiian Airlines, Inc. and American Airlines, Inc. have entered into a further amendment to the long-term aircraft lease agreement between the two carriers which provides for deferral until December 9, 1995, of payment of amounts Hawaiian owes to American for use of widebody DC-10 aircraft.

     Hawaiian's Chairman, President and Chief Executive Officer Bruce R. Nobles said the deferral will provide additional time needed to negotiate definitive agreements with a private investor group, certain of the company's creditors and the company's labor groups.

     As previously announced, the company has entered into a letter of intent with a private investor group to infuse new equity capital into Hawaiian. The letter of intent automatically terminates if definitive agreements with the investor group, creditors and labor groups have not been signed by December 8, 1995. The company must satisfy a number of other conditions to the closing of the capital infusion transaction.

     "The company is working diligently to conlcude the definitive agreements and to satisfy all conditions," Nobles said.

     Hawaiian owes American approximately $7.1 million as a result of previously agreed deferments of lease rent and maintenance fees related to use of American Airlines DC-10 aircraft in late 1994 and early 1995. There can be no assurance that the company will be able to make the payment now due by December 9, 1995, or that American will agree to further extension or that a favorable resolution of the matter will occur.